News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Eric Birge
(734) 855-3115

Media Contact:
John Wilkerson
(734) 855-3864
TRW Automotive Reports Second Quarter 2008 Financial Results; Provides Update on 2008 Outlook
LIVONIA, MICHIGAN, July 31, 2008 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported second-quarter 2008 financial results with sales of $4.4 billion, an increase of 18.4 percent compared to the same period a year ago. The Company reported second quarter net earnings of $127 million or $1.24 per diluted share, which compares to net earnings of $97 million or $0.94 per diluted share in the prior year period.
During the second quarter of the previous year, the Company completed the final step of its 2007 debt recapitalization plan with the successful refinancing of its $2.5 billion credit facilities. The second quarter results of last year included $8 million of costs related to this refinancing. Excluding the refinancing costs in 2007, the Company earned $127 million or $1.24 per diluted share in the 2008 quarter compared to $105 million, or $1.02 per diluted share in the prior year. The current quarter benefited from a higher level of operating income, despite increased restructuring and asset impairment charges between the two periods, and also from a lower level of interest expense.
“Our second quarter and first half results have demonstrated the strength of TRW’s safety product portfolio, leading customer and geographical diversification and the Company’s intense cost reduction efforts,” said John Plant, President and Chief Executive Officer. “These strengths have allowed TRW to mitigate the increasingly challenging industry conditions, primarily in North America, and provide the basis for the continued advancement of the Company’s strategic and operational objectives.”

Mr. Plant added, “The transformation of TRW is not complete as we need to successfully react to the changing automotive landscape, while continuing to provide leading safety technologies, whose prospects we expect will be further enhanced by growth in emerging markets. We continue to explore strategies that will strengthen our competitiveness and help to achieve our goal of growing the Company profitably over the long term.”
Second Quarter 2008
The Company reported second-quarter 2008 sales of $4.4 billion, an increase of $692 million or 18.4 percent over the prior year period. The 2008 quarter benefited from the positive effect of foreign currency translation, higher customer vehicle production in Europe and China and continued growth of safety products in all markets, including above-trend sales of lower margin modules. These positive factors were partially offset by lower vehicle production levels at our major customers in North America and price reductions provided to customers.
Operating income for second-quarter 2008 was $224 million, which compares to $205 million in the prior year period. The year-to-year increase was driven by a number of factors, including savings generated from cost improvement and efficiency programs, including reductions in pension and other postretirement benefit related costs, higher product volumes, the net positive effect of an insurance recovery totaling $14 million received in the current quarter relating to a prior year business disruption at one of the Company’s manufacturing facilities, and the non-recurrence of certain one-off items that netted to an expense in the prior year. These positive factors were in part offset by price reductions provided to customers, higher commodity prices, a negative mix of products sold and a $13 million increase in restructuring and asset impairment expenses.
Net interest and securitization expense for the second quarter of 2008 totaled $44 million, which compares to $57 million in the prior year. The year-to-year decline can be attributed to the benefits derived from the Company’s 2007 debt recapitalization and lower interest rates between the two periods. As mentioned previously, the 2007 quarter also included debt retirement costs of $8 million.

Second-quarter 2008 tax expense was $56 million, resulting in an effective tax rate of 31 percent, which compares to $45 million or 30 percent in the prior year, excluding debt retirement expenses. The second-quarter 2008 tax rate is below the expected full year rate primarily due to the Company’s geographic earnings profile and other factors in the quarter.
The Company reported second-quarter 2008 net earnings of $127 million, or $1.24 per diluted share, which compares to $97 million or $0.94 per diluted share in the 2007 period. Net earnings in the 2007 quarter excluding previously mentioned debt retirement costs of $8 million were $105 million or $1.02 per diluted share.
Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $380 million in the second quarter, as compared to the prior year level of $344 million.
First Half 2008
The Company reported first-half 2008 sales of $8.6 billion, an increase of $1.3 billion or 17.3 percent compared to prior year sales of $7.3 billion. The 2008 period benefited primarily from the positive effect of foreign currency translation, higher product volumes related to new product growth, including above-trend sales of lower margin modules, and robust industry sales in overseas markets. These positives were partially offset by the continued decline in North American customer vehicle production and price reductions provided to customers.
Operating income for the first half of 2008 was $412 million, which is an 8.4 percent increase from the prior year result of $380 million. The year-to-year improvement was driven by a number of factors, including savings generated from cost improvement and efficiency programs, including reductions in pension and OPEB related costs, higher product volumes, the net positive effect of an insurance recovery received in 2008 relating to a prior year business disruption, and the non-recurrence of certain one-off items that netted to an expense in the prior year. These positives were partially offset by price reductions provided to customers, negative product mix, higher commodity prices and a higher level of restructuring and asset impairment expenses in 2008 compared to the prior year.

Net interest and securitization expense in the first-half 2008 period was $93 million, which represents a significant improvement from the prior year result of $121 million. The decline in interest expense resulted primarily from the Company’s debt recapitalization completed in the first half of 2007 and lower interest rates between the two periods. The 2007 period also included debt retirement costs of $155 million related to the debt recapitalization.
First-half 2008 tax expense was $103 million, resulting in an effective tax rate of 32 percent, which compares to $98 million or 37 percent excluding previously mentioned debt retirement expenses in the prior year.
The Company reported first-half 2008 net earnings of $221 million, or $2.16 per diluted share, which compares to $11 million or $0.11 per diluted share in the 2007 period. The comparison of net earnings, excluding the previously mentioned debt retirement costs from the prior year, were $221 million, or $2.16 per diluted share in 2008 as compared to $166 million or $1.62 per diluted share in 2007.
EBITDA was $717 million in the first half of 2008, which is a 9.8 percent increase from the prior year level of $653 million primarily due to the higher level of operating income in the current year.
Cash Flow and Capital Structure
Second quarter 2008 net cash provided by operations was $40 million, which compares to $290 million in the prior year. Cash flow in the 2007 period included proceeds of $127 million related to outstanding borrowings under the Company’s U.S. based Accounts Receivable Securitization Facility (“Receivable Facility”). Absent these proceeds, the Company’s cash flow from operations in the 2007 quarter was $163 million. Second quarter 2008 capital expenditures were $120 million compared to $109 million in 2007.
For the six month period ended June 27, 2008, the Company had a net cash usage in operating activities of $75 million, which compares to net cash generated of $69 million in the prior year. Excluding proceeds related to outstanding borrowings under the Receivable Facility, cash flow from operations was a use of $58 million in the 2007 period. The year-to-year decline resulted primarily from higher working capital requirements, partly offset by higher operating income. First half capital expenditures were $217 million compared to $228 million in 2007.
As mentioned previously, the Company refinanced substantially all of its debt in 2007. The Company incurred debt retirement charges of approximately $155 million during the 2007 year-to-date period related to these transactions.
As of June 27, 2008, the Company had $3,122 million of debt and $453 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,669 million. Net debt is $324 million higher than the balance at the end of 2007.
2008 Outlook
The Company increased its full year outlook to reflect the strong second quarter outcome, partially offset by a lower outlook for the second half of 2008. Sales are now expected to be in the range of $16.4 to $16.8 billion (including third quarter sales of approximately $3.9 billion). Full year net earnings per share are now expected to be in the range of $2.40 to $2.70.
This guidance range reflects pre-tax restructuring and asset impairment charges of approximately $75 million (including approximately $25 million in the third quarter). The effective tax rate is expected to be in the range of approximately 38 to 42 percent. Lastly, the Company expects capital expenditures in 2008 to be approximately 3.5 percent of sales.
“In recent months, the outlook for the North American automotive industry has further deteriorated with the decline in overall production of light vehicles, the shift of production away from light trucks to passenger cars and severe commodity inflation being the primary pressures in this market,” said Mr. Plant. “Our updated 2008 outlook provided today reflects the weaker outlook for the North American market as well as our expectations for a softening production environment in Europe.” Mr. Plant added, “The pressures we are seeing for the second half of 2008 will undoubtedly continue into 2009.”
Second Quarter 2008 Conference Call
The Company will host its second-quarter conference call at 8:30 a.m. (EDT) today, Thursday, July 31, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.
A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 55410719. A live audio webcast and subsequent replay of the conference call will also be available on the Company’s website at www.trw.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non- GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company.
Non-GAAP measures are not purported to be a substitute for any GAAP measure and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2007 sales of $14.7 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 27 countries and employs approximately 66,300 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which can cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2007, such as: loss of market share, production cuts and capacity reductions by domestic North American vehicle manufacturers and resulting restructuring initiatives, including bankruptcy actions, of our suppliers and customers; escalating pricing pressures from our customers; commodity inflationary pressures adversely affecting our profitability and supply base, including any resulting inability of our suppliers to perform as we expect; our dependence on our largest customers; product liability, warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; our substantial debt and resulting vulnerability to an economic or industry downturn and to rising interest rates; cyclicality of automotive production and sales; any increase in the expense and funding requirements of our pension and other postretirement benefits; risks associated with non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions; any impairment of our goodwill or other intangible assets; volatility in our annual effective tax rate resulting from a change in earnings mix or other factors; adverse effects of environmental and safety regulations; assertions by or against us relating to intellectual property rights; the possibility that our largest shareholder’s interests will conflict with ours; and other risks and uncertainties set forth in our Report on Form 10-K and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to release publicly any revision to any of these forward-looking statements.
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TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page
Consolidated Statements of Earnings (unaudited) for the three months ended June 27, 2008 and June 29, 2007	A2

Consolidated Statements of Earnings (unaudited) for the six months ended June 27, 2008 and June 29, 2007	A3

Condensed Consolidated Balance Sheets as of June 27, 2008 (unaudited) and December 31, 2007	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended June 27, 2008 and June 29, 2007	A5

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three and six months ended June 27, 2008 and June 29, 2007	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the three months ended June 29, 2007	A7

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the six months ended June 29, 2007	A8
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended March 28, 2008, as filed with the United States Securities and Exchange Commission on February 21, 2008 and April 30, 2008, respectively.

TRW Automotive Holdings Corp.
Consolidated Statements of Earnings
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	June 27, 2008	June 29, 2007
Sales	$4,446	$3,754
Cost of sales	4,045	3,417

Gross profit	401	337
Administrative and selling expenses	136	140
Amortization of intangible assets	9	9
Restructuring charges and asset impairments	24	11
Other expense (income) — net	8	(28)

Operating income	224	205
Interest expense — net	43	56
Loss on retirement of debt	—	8
Accounts receivable securitization costs	1	1
Equity in earnings of affiliates, net of tax	(8)	(9)
Minority interest, net of tax	5	7

Earnings before income taxes	183	142
Income tax expense	56	45

Net earnings	$127	$97

Basic earnings per share:
Earnings per share	$1.26	$0.97

Weighted average shares outstanding	101.1	99.5

Diluted earnings per share:
Earnings per share	$1.24	$0.94

Weighted average shares outstanding	102.6	103.4

A2

TRW Automotive Holdings Corp.
Consolidated Statements of Earnings
(Unaudited)

	Six Months Ended
(In millions, except per share amounts)	June 27, 2008	June 29, 2007
Sales	$8,590	$7,321
Cost of sales	7,848	6,668

Gross profit	742	653
Administrative and selling expenses	268	268
Amortization of intangible assets	18	18
Restructuring charges and asset impairments	32	19
Other expense (income) — net	12	(32)

Operating income	412	380
Interest expense — net	91	119
Loss on retirement of debt	—	155
Accounts receivable securitization costs	2	2
Equity in earnings of affiliates, net of tax	(15)	(15)
Minority interest, net of tax	10	10

Earnings before income taxes	324	109
Income tax expense	103	98

Net earnings	$221	$11

Basic earnings per share:
Earnings per share	$2.19	$0.11

Weighted average shares outstanding	100.9	99.0

Diluted earnings per share:
Earnings per share	$2.16	$0.11

Weighted average shares outstanding	102.3	102.5

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

	As of
	June 27,	December 31,
	2008	2007
(Dollars in millions)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$453	$895
Marketable securities	—	4
Accounts receivable — net	3,165	2,313
Inventories	944	822
Prepaid expenses and other current assets	419	292

Total current assets	4,981	4,326

Property, plant and equipment — net	2,987	2,910
Goodwill	2,249	2,243
Intangible assets — net	715	710
Pension asset	1,500	1,461
Other assets	711	640

Total assets	$13,143	$12,290

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$90	$64
Current portion of long-term debt	16	30
Trade accounts payable	2,710	2,406
Accrued compensation	329	298
Other current liabilities	1,133	917

Total current liabilities	4,278	3,715

Long-term debt	3,016	3,150
Postretirement benefits other than pensions	580	591
Pension benefits	493	497
Other long-term liabilities	1,055	1,011

Total liabilities	9,422	8,964

Minority interests	149	134

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,189	1,176
Retained earnings	622	398
Accumulated other comprehensive earnings	1,760	1,617

Total stockholders’ equity	3,572	3,192

Total liabilities, minority interests, and stockholders’ equity	$13,143	$12,290

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(Dollars in millions)	June 27, 2008	June 29, 2007
Operating Activities
Net earnings	$221	$11
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	300	268
Net pension and other postretirement benefits income and contributions	(105)	(94)
Net gains on sale of assets	(3)	(12)
Loss on retirement of debt	—	155
Other — net	18	21
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(710)	(450)
Inventories	(59)	(54)
Trade accounts payable	176	201
Prepaid expense and other assets	(107)	(38)
Other liabilities	194	61

Net cash (used in) provided by operating activities	(75)	69

Investing Activities
Capital expenditures, including other intangible assets	(217)	(228)
Acquisitions of businesses, net of cash acquired	(40)	(12)
Termination of interest rate swaps	—	(12)
Investment in affiliates	(5)	—
Proceeds from sale/leaseback transactions	1	6
Net proceeds from asset sales	3	17

Net cash used in investing activities	(258)	(229)

Financing Activities
Change in short-term debt	26	50
Net (repayments on) proceeds from revolving credit facility	(129)	200
Proceeds from issuance of long-term debt, net of fees	4	2,582
Redemption of long-term debt	(55)	(2,993)
Proceeds from exercise of stock options	4	28

Net cash used in financing activities	(150)	(133)
Effect of exchange rate changes on cash	41	(10)

Decrease in cash and cash equivalents	(442)	(303)
Cash and cash equivalents at beginning of period	895	578

Cash and cash equivalents at end of period	$453	$275

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended March 28, 2008.
The EBITDA measure calculated in the following schedules is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
(Dollars in millions)	June 27, 2008	June 29, 2007
GAAP net earnings	$127	$97
Income tax expense	56	45
Interest expense — net	43	56
Loss on retirement of debt	—	8
Accounts receivable securitization costs	1	1
Depreciation and amortization	153	137

EBITDA	$380	$344

	Six Months Ended
(Dollars in millions)	June 27, 2008	June 29, 2007
GAAP net earnings	$221	$11
Income tax expense	103	98
Interest expense — net	91	119
Loss on retirement of debt	—	155
Accounts receivable securitization costs	2	2
Depreciation and amortization	300	268

EBITDA	$717	$653

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s tender offer and repurchases of its then outstanding 9 3/8% Senior Notes and 10 1/8% Senior Notes in original principal amounts of $925 million and €200 million, respectively, and 11% Senior Subordinated Notes and 11 3/4% Senior Subordinated Notes in original principal amounts of $300 million and €125 million, respectively (collectively, the “Old Notes”), the Company recorded a loss on retirement of debt of $1 million during the three months ended June 29, 2007 for additional redemption premiums paid.
The Company entered into its Fifth Amended and Restated Credit Agreement dated as of May 9, 2007, which provides for $2.5 billion in senior secured credit facilities, consisting of (i) a 5-year $1.4 billion Revolving Credit Facility, (ii) a 6-year $600 million Term Loan A-1 Facility and (iii) a 6.75-year $500 million Term Loan B-1 Facility (collectively, the “Facilities”). Proceeds from the Facilities were used to refinance $2.5 billion of existing senior secured credit facilities and pay fees and expenses related to the refinancing. The Company recorded a loss on retirement of debt related to the transaction of $7 million during the second quarter of 2007.
The following reconciliation excludes the impact of the loss on retirement of debt.

	Three Months			Three Months
	Ended			Ended
	June 29, 2007			June 29, 2007
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$3,754	$—		$3,754
Cost of sales	3,417	—		3,417

Gross profit	337	—		337
Administrative and selling expenses	140	—		140
Amortization of intangible assets	9	—		9
Restructuring charges and asset impairments	11	—		11
Other income — net	(28)	—		(28)

Operating income	205	—		205
Interest expense, net	56	—		56
Loss on retirement of debt	8	(8	) (a)	—
Accounts receivable securitization costs	1	—		1
Equity in earnings of affiliates, net of tax	(9)	—		(9)
Minority interest, net of tax	7	—		7

Earnings before income taxes	142	8		150
Income tax expense	45	—		45

Net earnings	$97	$8		$105

Effective tax rate	32%			30%

Basic earnings per share:
Earnings per share	$0.97			$1.06

Weighted average shares outstanding	99.5			99.5

Diluted earnings per share:
Earnings per share	$0.94			$1.02

Weighted average shares outstanding	103.4			103.4

(a)	Reflects the elimination of the loss on retirement of debt.

A7

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s tender offer and repurchases of its then outstanding Old Notes, the Company recorded a loss on retirement of debt of $148 million during the six months ended June 29, 2007. This loss included $112 million for redemption premiums paid, $20 million for the write-off of deferred debt issuance costs, $11 million relating to the principal amount in excess of carrying value of the 938% Senior Notes and $5 million of fees.
The Company entered into its Fifth Amended and Restated Credit Agreement dated as of May 9, 2007, which provides for $2.5 billion in senior secured credit facilities, consisting of (i) a 5-year $1.4 billion Revolving Credit Facility, (ii) a 6-year $600 million Term Loan A-1 Facility and (iii) a 6.75-year $500 million Term Loan B-1 Facility (collectively, the “Facilities”). Proceeds from the Facilities were used to refinance $2.5 billion of existing senior secured credit facilities and pay fees and expenses related to the refinancing. The Company recorded a loss on retirement of debt related to the transaction of $7 million during the second quarter of 2007.
The following reconciliation excludes the impact of the loss on retirement of debt.

	Six Months			Six Months
	Ended			Ended
	June 29, 2007			June 29, 2007
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$7,321	$—		$7,321
Cost of sales	6,668	—		6,668

Gross profit	653	—		653
Administrative and selling expenses	268	—		268
Amortization of intangible assets	18	—		18
Restructuring charges and asset impairments	19	—		19
Other income — net	(32)	—		(32)

Operating income	380	—		380
Interest expense, net	119	—		119
Loss on retirement of debt	155	(155	) (a)	—
Accounts receivable securitization costs	2	—		2
Equity in earnings of affiliates, net of tax	(15)	—		(15)
Minority interest, net of tax	10	—		10

Earnings before income taxes	109	155		264
Income tax expense	98	—		98

Net earnings	$11	$155		$166

Effective tax rate	90%			37%

Basic earnings per share:
Earnings per share	$0.11			$1.68

Weighted average shares outstanding	99.0			99.0

Diluted earnings per share:
Earnings per share	$0.11			$1.62

Weighted average shares outstanding	102.5			102.5

(a)	Reflects the elimination of the loss on retirement of debt.

A8